Exhibit 99.1

For More Information Contact:

Media	Investors
Ingram Micro Inc.	Ingram Micro Inc.
Jim Trainor (714) 382-2378	Ria Marie Carlson (714) 382-4400
jim.trainor@ingrammicro.com	ria.carlson@ingrammicro.com

Rekha Parthasarathy (714) 382-1319
rekha@ingrammicro.com

INGRAM MICRO REPORTS SECOND QUARTER 2007 RESULTS
Sales reach record levels for the third consecutive quarter

SANTA ANA, Calif., July 26, 2007— Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the second quarter, which ended June 30, 2007.

Worldwide sales for the quarter were $8.19 billion, an 11 percent increase from $7.40 billion in the prior-year period and an all-time record for a second quarter.  The translation impact of the relatively stronger European currencies had an approximate three percentage-point effect on comparisons to the prior year.

Second-quarter net income was $52.4 million, or $0.30 per diluted share, which includes the charge described below.  Net income in the year-ago period was $53.8 million or $0.32 per diluted share.  As previously announced, the company recorded a second-quarter charge of $15 million ($9.2 million net of tax or $0.05 per diluted share) to reserve for estimated losses associated with a Wells Notice from the United States Securities and Exchange Commission (SEC) regarding certain transactions with McAfee, Inc. (formerly Network Associates Inc.) during 1998 through 2000.

“We’re pleased with the quarter’s record sales and progress on our strategic initiatives,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc.  “The quarter’s performance was led by the Asia-Pacific region, which generated sales growth far exceeding the pace of the local markets and operating income nearly double the levels of a year ago.  Our other regions are also performing well, managing through the changes and investments we’re making in certain markets.  During the quarter, for example, we increased marketing expenses to enhance our share in Germany, invested in strategic initiatives in North America and expanded into Argentina.  These changes and investments kept net income at the low end of the range of earnings guidance we disclosed in early July, but we expect them to bear fruit in the months ahead.  The global technology market is proving to be resilient and Ingram Micro is poised to take advantage of the opportunities ahead of us.”

Additional Second-Quarter Highlights

For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales

o
North American sales were $3.30 billion (40 percent of total revenues), relatively flat with the $3.33 billion posted a year ago.   As described in the first quarter of this year, warranty sales on behalf of vendors are now recognized as net fees, rather than gross revenues and cost of sales as reported in the prior-year period, which had an approximate five percent negative impact on year-over-year sales comparisons.

o
Europe, Middle East and Africa (EMEA) sales were $2.78 billion (34 percent of total revenues) versus $2.39 billion in the year-ago period, an increase of 16 percent.  The translation impact of the relatively stronger European currencies had an approximate eight percentage-point positive impact on the comparisons to the prior year.

o	Asia-Pacific sales increased 31 percent to $1.76 billion (22 percent of total revenues) compared to $1.34 billion in the prior-year period.

o	Latin American sales were $344 million (four percent of total revenues), an increase of four percent compared to the $332 million posted a year ago.

Gross Margin

Gross margin in the 2007 second quarter was 5.41 percent, an increase of 11 basis points versus the prior-year quarter, driven primarily by the positive impact from the net reporting of warranty contract sales discussed above.

Operating Expenses

Total operating expenses were $357.1 million or 4.36 percent of revenues, which includes the $15 million charge (0.18 percent of revenues) described above.  Operating expenses were $303.7 million or 4.11 percent of revenues in the year-ago quarter.

In the current quarter, the net reporting of warranty sales, as described above, had an unfavorable impact on operating expenses as a percentage of revenues of approximately eight basis points.  In addition, investments in strategic initiatives and short-term expenses related to the impact of the German warehouse management system upgrade offset improvements made to the overall cost structure throughout the business.

Operating Income

Worldwide operating income was $85.7 million or 1.05 percent of revenues, which includes the $15 million (0.18 percent of revenues) charge described above, as compared to $88.0 million or 1.19 percent of revenues in the year-ago quarter.

o
North American operating income was $38.5 million or 1.17 percent of revenues.  This includes the $15 million charge (0.45 percent of revenues) described above.  North American operating income in the prior-year quarter was $53.4 million or 1.60 percent of revenues.

o
EMEA operating income was $22.9 million or 0.83 percent of revenues versus $19.6 million or 0.82 percent of revenues in the year-ago quarter, as the region begins to enhance profitability following the upgrade of the warehouse management system in Germany.

o	Asia-Pacific operating income increased 93 percent to $31.0 million or 1.76 percent of revenues versus $16.1 million or 1.20 percent of revenues in the year-ago quarter.

o	Latin American operating income was $3.5 million or 1.02 percent of revenues versus $6.6 million or 2.00 percent of revenues in the year-ago quarter.

o
Stock-based compensation expense, which amounted to $10.3 million in the current quarter and $7.7 million in the prior year quarter, is presented as a separate reconciling amount in the company’s segment reporting in both periods.  As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.

▪	Other expenses for the quarter were $15.1 million, compared to $13.3 million in the year-ago period, primarily driven by higher market interest rates.

▪	Total depreciation and amortization was $15.6 million.

▪	Capital expenditures were $7.0 million.

Balance Sheet Highlights

▪
The cash balance at the end of the quarter was $558 million, an increase of $225 million versus the end of 2006. Total debt was $589 million, an increase of $80 million from year-end.  Debt-to-capitalization was 16 percent, compared with 15 percent at year-end.

▪	Inventory was $2.38 billion or 28 days on hand compared with $2.68 billion or 29 days on hand at the end of the year.

▪	Working capital days were 24, an increase of 2 days from year-end 2006 but an improvement of 2 days from the first quarter of 2007.

      “We continue to drive healthy sales growth while investing in the future of our business,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc. “Every region has made progress toward its strategic initiatives.  Europe turned a corner in June, with Germany making significant progress toward recapturing the market share it had before the warehouse management system upgrade.  North America enhanced its portfolio with the acquisition of DBL Distributing, the launch of its Infrastructure Technology Solutions division and a new vendor agreement with Google.  Latin America’s performance was impacted by muted sales in its government business in Mexico and among certain components, but the region is diversifying through expansion into Argentina to capitalize on the profitable growth opportunities in that country.  And, Asia-Pacific’s performance demonstrates that our investment in the region was money well spent.”

Six-Month Period

For the six months ended June 30, 2007, worldwide sales were $16.43 billion, a 10 percent increase over the $14.99 billion reported a year ago.   Regional sales were $6.58 billion for North America (a one percent increase versus the prior-year period, with year-over-year growth unfavorably impacted by four percent as a result of the net treatment of warranty contract sales discussed previously); $5.82 billion for Europe (an increase of 14 percent, to which the translation impact of stronger European currencies had an approximate nine percentage-point positive effect on comparisons to the prior year); $3.33 billion for Asia-Pacific (an increase of 25 percent versus the prior-year period); and $689 million for Latin America (flat versus the prior-year period).

Worldwide operating income for the six-month period was $159.4 million, or 0.97 percent of revenues, which included the first-quarter Brazilian commercial tax charge of approximately $33.8 million (approximately 0.21 percent of revenues) and the current quarter’s SEC-notice charge of $15 million (approximately 0.09 percent of revenues).  In the year-ago period, operating income was $186.9 million, or 1.25 percent of revenues.

Six-month net income was $89.4 million, or $0.51 per diluted share, which included the first-quarter charge for commercial taxes in Brazil of $33.8 million after tax or $0.19 per diluted share and the second-quarter charge for the SEC matter of $9.2 million after tax or $0.05 per diluted share. These charges total $43.0 million after tax or $0.24 per diluted share for the six-month period.  In the year-ago period, net income was $115.5 million, or $0.68 per diluted share.

Outlook for the Third Quarter

The following statements are based on the company’s current expectations and internal forecasts.  These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

According to the company’s guidance for the third quarter 2007 ending Sept. 29, 2007:

•	Sales are expected to range from $8.3 billion to $8.5 billion.

•	Net income is expected to range from $67 million to $71 million, or $0.38 to $0.40 per diluted share.

•	The weighted average shares outstanding is expected to be approximately 178 million and an effective tax rate of 27 percent is estimated for the third quarter 2007 and the remainder of the year.

 “We’re pleased with our third-quarter guidance, which represents year-over-year growth of 11 to 13 percent with net income growth of up to 21 percent,” said Spierkel.  “Demand continues to be solid, with July off to a good start in most of our regions.  Our outlook for Asia-Pacific continues to be favorable, with the three anchor countries – India, China and Australia – expected to generate strong growth.  Europe is experiencing better demand in most markets, and is poised to take advantage of the improvements made to the management systems in Germany.  Our businesses in the Americas are investing in new geographies and higher-margin products and specialty services.  We remain upbeat about our long-term view, confident in our team’s ability to find new opportunities and deliver innovative solutions for our customers.”

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT.  To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 234-0002 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries or assessments by Brazilian taxing authorities; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 30, 2006; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broadline IT distributor with operations in Asia.  Visit www.ingrammicro.com.

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© 2007 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	June 30,	December 30,
	2007	2006

ASSETS
Current assets:
Cash	$558,328	$333,339
Trade accounts receivable, net	3,458,678	3,316,723
Inventories	2,375,337	2,682,558
Other current assets	511,650	413,453

Total current assets	6,903,993	6,746,073

Property and equipment, net	175,403	171,435
Goodwill	724,430	643,714
Other	140,280	143,085

Total assets	$7,944,106	$7,704,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,609,969	$3,788,605
Accrued expenses	557,466	440,383
Current maturities of long-term debt	143,367	238,793

Total current liabilities	4,310,802	4,467,781

Long-term debt, less current maturities	445,765	270,714
Other liabilities	71,741	45,337

Total liabilities	4,828,308	4,783,832

Stockholders' equity	3,115,798	2,920,475

Total liabilities and stockholders' equity	$7,944,106	$7,704,307

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	June 30, 2007	July 1, 2006

Net sales	$8,186,071	$7,395,566

Costs of sales	7,743,256	7,003,907
Gross profit	442,815	391,659

Operating expenses:
Selling, general and administrative	357,354	303,685
Reorganization credits	(231)	(25)
	357,123	303,660

Income from operations	85,692	87,999

Interest and other	15,147	13,305

Income before income taxes	70,545	74,694

Provision for income taxes	18,145	20,914

Net income	$52,400	$53,780

Diluted earnings per share:
Net income	$0.30	$0.32

Diluted weighted average
shares outstanding	176,583,738	169,603,121

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended
	June 30, 2007	July 1, 2006

Net sales	$16,431,775	$14,994,411

Costs of sales	15,580,188	14,197,208
Gross profit	851,587	797,203

Operating expenses:
Selling, general and administrative	693,096	610,836
Reorganization credits	(915)	(549)
	692,181	610,287

Income from operations	159,406	186,916

Interest and other	30,542	26,498

Income before income taxes	128,864	160,418

Provision for income taxes	39,484	44,917

Net income	$89,380	$115,501

Diluted earnings per share:
Net income	$0.51	$0.68

Diluted weighted average
shares outstanding	175,908,800	169,432,501

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended June 30, 2007
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,301,497	$38,545 (a)	1.17%
EMEA	2,776,867	22,924	0.83%
Asia-Pacific	1,764,125	31,042	1.76%
Latin America	343,582	3,494	1.02%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(10,313)	-

Consolidated Total	$8,186,071	$85,692	1.05%

	Thirteen Weeks Ended July 1, 2006
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,327,164	$53,392	1.60%
EMEA	2,394,191	19,558	0.82%
Asia-Pacific	1,342,367	16,114	1.20%
Latin America	331,844	6,625	2.00%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(7,690)	-

Consolidated Total	$7,395,566	$87,999	1.19%

(a)
The income from operations recorded in North America for the thirteen weeks ended June 30, 2007 includes a reserve for estimated losses of $15,000 associated with the SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000 (0.45% of North America net sales and 0.18% of consolidated net sales).

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Twenty-six Weeks Ended June 30, 2007
		Operating		Operating
	Net Sales	Income (Loss)		Margin (Loss)

North America	$6,584,936	$95,559	(a)	1.45%
EMEA	5,824,163	57,878		0.99%
Asia-Pacific	3,333,290	50,730		1.52%
Latin America	689,386	(24,864	)(b)	(3.61%)
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(19,897)		-

Consolidated Total	$16,431,775	$159,406		0.97%

	Twenty-six Weeks Ended July 1, 2006
		Operating		Operating
	Net Sales	Income		Margin

North America	$6,533,759	$105,252		1.61%
EMEA	5,096,818	54,079		1.06%
Asia-Pacific	2,675,199	29,646		1.11%
Latin America	688,635	13,582		1.97%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(15,643)		-

Consolidated Total	$14,994,411	$186,916		1.25%

(a)
The income from operations recorded in North America for the twenty-six weeks ended June 30, 2007 includes a reserve for estimated losses of $15,000 associated with the SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000 (0.23% of North America net sales and 0.09% of consolidated net sales).

(b)
The loss from operations recorded in Latin America for the twenty-six weeks ended June 30, 2007 includes a commercial tax charge of $33,754 in Brazil (4.90% of Latin America net sales and 0.21% of consolidated net sales).